Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 3, 2014
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

Aetrium Acquires KBS Building Systems

St. Paul, Minn (04/03/14) – Aetrium Incorporated (Nasdaq: ATRM) (“Aetrium” or the “Company”) announced today that it has acquired substantially all of the assets of KBS Building Systems, Inc. and certain of its affiliated entities. KBS, which is based in South Paris, Maine, manufactures, sells, and distributes modular housing units for both residential and commercial use. KBS’s website is http://www.kbs-homes.com.

“Aetrium is excited to expand its operations through the acquisition of KBS, which we believe will generate long-term value for our shareholders,” stated Jeffrey E. Eberwein, Chairman of the Board of Directors of the Company.

Consideration for the acquisition included $5 million in cash, a $5.5 million six-month promissory note made by a wholly-owned subsidiary of Aetrium, the assumption and payoff of approximately $1.4 million in debt, and the assumption of certain other liabilities related to the purchased assets. The acquisition was financed by $6.5 million in loans ($0.5 million of which is convertible into Aetrium common stock) from Lone Star Value Investors, LP, an investment fund managed by Mr. Eberwein.

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words.  These forward-looking statements are not guarantees of future actions or performance.  These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results.  Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission.  We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Aetrium

Aetrium is based in North St. Paul, Minnesota. Its common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.